Exhibit 10.15

EMPLOYMENT AGREEMENT

This EMPLOYMENT AGREEMENT (this “Agreement”) is made and entered into as of this 7th day of February, 2019, by and between IronNet Cybersecurity, Inc., (the “Company”), and Sean Foster (“Executive”). The Company will employ Executive and Executive accepts such employment upon the terms and conditions set forth in this Agreement.

1. Term. Executive’s employment under this Agreement will begin on February 11, 2019 (“Commencement Date”) and continue until terminated at the will of either party for any reason or no reason, with or without notice, cause or liability (“Term”), subject to the terms set forth in Section 4.

2. Duties and Extent of Services.

a. Duties. Executive shall be employed as Chief Revenue Officer, reporting to the Chief Executive Officer (“CEO”) of the Company, with such duties and responsibilities as are normally incident to such title, and such other duties as determined by the CEO.

b. Extent of Services. During the Term, Executive shall devote Executive’s full working time and reasonable best efforts exclusively to the advancement of the Company and interests of the Company and to the discharge of Executive’s duties and responsibilities hereunder. During the Term, Executive shall not invest in, or engage with, as an employee or in any other capacity, any other company or business. Executive shall not engage in any activity which is in any way in conflict with the interests of the Company or that would interfere with the performance of Executive’s duties and responsibilities to the Company.

3. Compensation and Benefits

As compensation for all services performed by Executive hereunder during the term, and subject to performance of Executive’s duties and responsibilities to the Company, pursuant to this Agreement or otherwise:

a. Base Salary and Bonus. The Company shall pay Executive a base salary, at the rate of Three Hundred Thousand Dollars ($300,000.00) per year, payable in bi-weekly increments in accordance with the Company’s normal payroll schedule. Executive’s base salary may be increased from time to time, subject to the performance of goals or milestones established by the Company. Executive shall also be eligible for a commission bonus of Two Hundred Fifty Thousand Dollars ($250,000.00), as may be approved subject to a commission bonus agreement to be developed by the Company and Executive, provided that at all times, such eligibility for the same shall be subject to the performance of the global sales teams and overall performance of the Company. The first six months of non-recoverable draw will be paid at 100%.

b. Restricted Stock. Subject to Board approval, Executive shall be granted 123,200 restricted stock units (the “Restricted Stock Units”) pursuant to the IronNet Stock Plan and terms of the applicable award agreement to be executed between the Company and Executive after the Board approves the award. Subject to the Board’s approval of the terms of the Restricted Stock Units award agreement, the Restricted Stock Units will be subject to accelerated vesting as follows: (i) .375% of the Restricted Stock Units shall vest upon termination of the Executive’s continuous service by the Company without Cause (as defined below) during Executive’s first year of employment; (ii) in the event of the consummation of a Change in Control during Executive’s first year of employment, the Restricted Stock Units shall vest on a pro rata basis based on months of continuous service from the Commencement Date and the consummation of the Change in Control; and (iii) in the event that the Company terminates Executive’s continuous service without Cause either three (3) months before or within twelve (12) months following the consummation of a Change in Control, 100% of the Restricted Stock Units shall vest and Executive shall be paid On Target Earnings consisting of one year base salary and one year commission bonus, as described or identified in IronNet Commission Plan for a twelve (12) month period. For purposes of this paragraph, “Change in Control” means the consummation of any of the following transactions pursuant to a bona fide offer by an unrelated third party that is not an affiliate of the Company in a single transaction or series of related transactions: (i) the sale or issuance of equity interests of the Company to any unrelated third party (other than (A) a person who is an existing equity holder, (B) any trust, partnership or corporation controlled by an existing equity holder, (C) any employee benefit plan of the Company or any affiliate, or any entity holding equity for or pursuant to the terms of any such employee benefit plan), such that the equity holders of the Company immediately prior to such transaction and their respective affiliates hold less than a majority (i.e., less than 50%) of the total fair market value or total voting power of the then issued and outstanding voting equity interests of the Company immediately following such transaction; (ii) the consummation of a merger of the Company with or into another person if more than one-half of the combined voting power of the continuing or surviving person’s securities outstanding immediately after the merger is owned by persons who were not equity holders or affiliates of equity holders of the Company immediately before the merger; or (iii) the sale, transfer or other disposition of all or substantially all of the assets of the Company and its affiliates, taken as a whole, excluding for purposes of (i), (ii), and (iii) above, any grant of security interests in any equity securities or assets of the Company or any affiliate of the Company.

c. Paid Time Off. Executive will earn paid vacation, paid sick days and paid Company holidays consistent with the Company’s policies as those policies may be amended from time to time.

d. Benefit Plans. Executive will be offered the opportunity to participate in such retirement, saving and health and welfare benefit plans, and any other employee benefit plans for which Executive is eligible as may be established from time to time by the Company, beginning on the first day of employment.

4. Company Obligations Upon Termination. If Executive’s employment with the Company terminates for any reason, Executive will be entitled to receive (i) payment of his accrued but unpaid Base Salary then in effect through the date of termination, (ii) any accrued and vested benefits under any compensation and benefit arrangements of the Company in which Executive was a participant on the date of termination, determined in accordance with the applicable terms of such arrangements, and (iii) reimbursement for all reasonable business expenses incurred by Executive in the performance of his duties (collectively, the “Standard Termination Payments”). Notwithstanding anything to the contrary in this Agreement, in the event the Company terminates Executive’s employment for any reason other than Cause (as defined below), or in the event Executive resigns his employment for Good Reason (as defined below), in addition to the Standard Termination Payments, the Company will pay Executive severance benefits equal to six (6) months of Executive’s then-present annual salary, six (6) months of Executive’s COBRA premium payments and 100% of the Restricted Stock Units shall vest (collectively “Severance Benefits”). Payment of the Severance Benefits will be contingent upon Employee’s execution and non-revocation of a Release of Claims in a form provided by the Company.

a. Termination for Cause. For purposes of this Agreement, a termination for “Cause” means the following:

(i) if Executive has committed a felony, or Executive pleads guilty or nolo contendere to, any crime or offense (whether or not involving the Company either (A) causing substantial harm to the Company (whether or not for personal gain), or (B) constituting a crime of moral turpitude that is punishable by imprisonment in a state or federal correction facility;

(ii) one or more acts of dishonesty by Executive resulting or intending to result in personal gain or enrichment at the expense of the Company;

(iii) conduct by Executive in connection with Executive’s employment duties that is fraudulent, unlawful, or a breach of fiduciary duty,

(iv) misconduct by Executive, which materially discredits or materially damages the Company;

(v) failure by Executive to comply with the lawful direction of the CEO and President, to the extent such direction is not inconsistent with the terms of this Agreement; or

(vi) any material breach by Executive of Executive’s obligations under this Agreement or any other agreement with the Company.

For purposes of this Agreement, whether Executive has committed an act or omission of the type referred to in clauses (i) through (vi) above will be determined by the CEO, in his good faith discretion, based upon the facts known to the CEO at the relevant time.

b. Termination for Good Reason. For purposes of this Agreement, a resignation for “Good Reason” means the following, provided, however, that Executive has given the Company written notice of the occurrence of such event within ninety (90) days after such event occurs, and the Company is not in default status under any lending agreement with any financial institution on the date Executive delivers such notice to the Company:

(i) a diminution in Executive’s base salary by 20% or more, based on the base salary in effect immediately prior to the diminution;

(ii) a material diminution in Executive’s duties and responsibilities, based on the duties and responsibilities held by Executive immediately prior to the diminution;

(iii) Executive is assigned to report to any other officer of the Company other than the CEO who reports to the Company’s Board of Directors;

If such failure by the Company is subject to correction, Good Reason will not occur unless the Company has been given a thirty (30) day cure period subsequent to written notice to the Company of such failure and appropriate correction has not occurred during such period.

5. Protection of Confidential Information. Executive recognizes that by virtue of Executive’s employment with the Company, Executive will be granted otherwise prohibited access to trade secrets and other confidential and proprietary information which is not known to the Company’s competitors or within the Company’s industry generally, which was developed by the Company over a long period of time and/or at substantial expense, and which is confidential in nature or otherwise of great competitive value to the Company (“Confidential Information”). Confidential Information includes, but is not limited to, trade secrets, information relating to the Company’s practices and methods of doing business; sales, marketing, and service strategies, programs, technologies, and procedures; customers and prospective customers, including, but not limited to, their particularized requirements and preferences, their product specifications, the identity and authority of their key contact persons, payment methods, and order histories and patterns; service, product and material costs; pricing structures; bids; responses to requests for proposals; bonus and incentive plans; vendors and sources of supply; financial position and business plans; computer programs and databases; research projects; new product and service developments; compositions, formulas, patterns, compilations, programs, techniques, devices, processes, plans, designs, and drawings; and any other information of the Company, its affiliates, or any of its vendors or customers, which the Company informs Executive, or which Executive should know by virtue of Executive’s position or the circumstances in which Executive learned it, is to be kept confidential. Confidential Information does not include information that is publicly available or otherwise known in the industry but not as a result of Executive’s violation of his obligations under this Agreement.

(i) Executive will not, at any time during or after Executive’s employment with the Company, disclose, use or permit others to use any Confidential Information, except as required in the course of Executive’s employment for the benefit of the Company.

(ii) Executive will take all reasonable measures during and after Executive’s employment with the Company to protect the Confidential Information from any accidental or unauthorized disclosure or use.

6. Return of Property. Upon the voluntary or involuntary termination of Executive’s employment with the Company, or at any time requested by the Company, Executive shall return to the Company all literature, correspondence, memoranda, reports, summaries, manuals, proposals, contracts, documents, computer disks and other electronic storage media, computer programs, mobile/smart phones, pagers, computers, and other materials and equipment of any kind which relate to the business of the Company, including specifically, but not exclusively, all materials which comprise or refer to the Company’s Confidential Information. It is understood and agreed that all such materials are, and will remain, the exclusive property of the Company and that Executive will not retain any copy, facsimile or note memorializing any such materials or the contents thereof. Further while employed by the Company, Executive shall not, except for the benefit of the Company, use, copy or duplicate any Company documents or other materials.

7. Developments. Executive agrees as follows with regard to any developments that relate to the Company’s business or Confidential Information, or that Executive conceives, makes, develops or acquires within the scope of his/her employment by the Company, including, but not limited to, any trade secrets, discoveries, inventions, improvements, ideas, programs, formulas, diagrams, designs, plans and drawings, whether or not reduced to writing, patented, copyrighted or trademarked (“Developments”):

(i) Executive shall promptly and fully disclose all Developments to the Company, and shall prepare, maintain, and make available to the Company adequate and current written records of such Developments and all modifications, research, and studies made or undertaken by Executive with respect thereto.

(ii) All Developments and related records shall become and remain the exclusive property of the Company and, to the extent Executive has any rights thereto, Executive hereby assigns all such rights, title, and interest to the Company and waives any moral rights he/she may have in any Developments.

(iii) Upon request by the Company, the Executive at any time, whether during or after his employment by the Company, shall execute, acknowledge and deliver to the Company, all assignments and other documents which the Company deems necessary or desirable to: (a) vest the Company with full and exclusive right, title, and interest to such Developments, and (b) enable the Company to file and prosecute an application for, or acquire, maintain or enforce, all letters of patent, trademark registrations, and copyrights covering such Developments.

(iv) Executive understands that the foregoing provisions regarding assignments do not apply to any Developments for which no equipment, supplies, facility or trade secret information of the Company was used, and which were developed entirely on Employee’s own time, unless the Developments: (a) relate to the Company’s business or to its actual or demonstrably anticipated research or development, or (b) result from any work performed by Executive for the Company.

8. Restrictions on Solicitation and Competition. Executive recognizes that by virtue of Executive’s employment with the Company, he may be introduced to and extensively involved in the servicing of long-standing customers of the Company; that he may be extensively involved in soliciting and servicing new customers identified, developed and/or secured by the Company during his employment; and that he may be afforded numerous and extensive resources to assist him in soliciting and servicing such customers. Executive understands and agrees that all efforts expended in soliciting and servicing the Company’s customers shall be for the exclusive benefit of the Company; that the Company shall secure and retain a proprietary interest in all such customers; and that Executive will not undertake any action which could in any way disturb the Company’s relationship with its customers. Executive acknowledges the Company’s legitimate interest in protecting its Confidential Information, customer relationships, referral relationships and general goodwill during Executive’s employment with the Company and for a reasonable period of time following the termination of Executive’s employment with the Company. Accordingly, Executive agrees that, during his employment with the Company and for a period of twelve (12) months following the voluntary or involuntary termination of his employment with the for any reason (the “Restricted Period”):

(i) Executive will not, directly or indirectly, hire, employ, engage, or attempt to hire, employ or engage any Company Employee, or otherwise solicit, request, entice, or induce any Company Employee to terminate his/her or her employment or engagement with the Company, for the purpose of engaging in business activities that are competitive with the Company’s business activities. The term “Company Employee” means an employee of the Company with whom Executive interacted for business purposes at any time during the six (6) month period immediately preceding the termination of Executive’s employment with the Company and who was employed by the Company at any time within the last sixty (60) days of Executive’s employment with the Company.

(ii) Executive will not directly or indirectly, solicit or accept business from any Company Customer, where such business would be competitive with the Company’s business or services. The term “Company Customer” means (i) any customer of the Company to whom Executive played a role in selling, rendering or providing the Company’s services at any time during the one (1) year period immediately preceding the termination of his employment; (ii) any entity for which Executive orchestrated, developed, supervised, coordinated or participated in marketing strategy, marketing plans and marketing campaigns; bid submissions; or responses to requests for proposals on behalf of the Company at any time during the one (1) year period immediately preceding the termination of his employment; or (iii) any entity as to which Executive acquired Confidential Information at any time during his employment with the Company.

(iii) Executive will not, on his own behalf, or through acceptance of any consulting engagement, assignment or employment with any third party, compete against the Company for work under any government contract held by the Company at any time during the Restricted Period, or under any re-compete, re-bid, extension or modification thereof. Nothing in this paragraph is intended to restrict Executive from accepting any consulting engagement, assignment or employment with any third party, including any Company Customer, to provide services that would not compete with the Company’s business or services.

(iv) Executive will not directly or indirectly, interfere, or attempt to interfere with any relationship the Company has with any of its vendors or suppliers.

9. Reasonableness of Restrictions. Executive acknowledges that the restrictions set forth in Sections 5, 6, 7 and 8 of this Agreement are reasonable to protect the Company’s legitimate business interests and that such restrictions do impose an undue burden on Executive. Executive further agrees that his breach of Sections 5, 6, 7 or 8 of this Agreement would cause the Company immediate and irreparable harm and that the Company may pursue preliminary and permanent injunctive relief to enforce Sections 5, 6, 7 or 8.

10. Assignment. All of the provisions of this Agreement shall be binding upon and inure to the benefit of and be enforceable by the respective heirs, executors, administrators, personal representatives, successors and assigns of the parties hereto, except that the duties and responsibilities of Executive hereunder are of a personal nature and shall not be assignable or delegable by Executive.

11. Severability. If any portion or provision of this Agreement shall to any extent be declared illegal or unenforceable by a court of competent jurisdiction, then the remainder of this Agreement, or the application of such portion or provision in circumstances other than those as to which it is so declared illegal or unenforceable, shall not be affected thereby, and each portion and provision of this Agreement shall be valid and enforceable to the fullest extent permitted by law.

12. Amendment, Waiver. Neither Executive nor the Company may modify, amend, or waive the terms of this Agreement other than by a written instrument signed by Executive and the Company. Either party’s waiver of the other party’s compliance with any specific provision of this Agreement is not a waiver of any other provision of this Agreement or of any subsequent breach by such party of a provision of this Agreement. No delay on the part of any party in exercising any right, power or privilege hereunder will operate as a waiver thereof.

13. Notices. Any and all notices, requests, demands and other communications provided for by this Agreement shall be in writing and shall be effective when delivered in person, consigned to a reputable national courier service or deposited in the United States mail, postage prepaid, registered or certified, and addressed to Executive at Executive’s last known address on the books of the Company or, in the case of the Company, at its principal place of business, attention of the Manager of the Company, or to such other address as either party may specify by notice to the other actually received.

14. Entire Agreement. This Agreement constitutes the entire agreement between the parties and supersedes and terminates all prior communications, agreements and understandings, written or oral, with respect to the terms and conditions of Executive’s employment with the Company. By entering into this Agreement, Executive certifies and acknowledges that Executive has carefully read all of the provisions of this Agreement, and that Executive voluntarily and knowingly enters into said Agreement.

15. Advice of Counsel and Construction. The parties acknowledge that all parties to this Agreement have been represented by counsel, or had the opportunity to be represented by counsel of their choice. Accordingly, the rule of construction of contract language against the drafting party is hereby waived by all parties. Additionally, neither the drafting history nor the negotiating history of this Agreement may be used or referred to in connection with the construction or interpretation of this Agreement.

16. Governing Law. This is a Maryland contract and shall be construed and enforced under and be governed in all respects by the laws of the State of Maryland, without regard to the conflict of laws principles thereof.

17. Effect of Excise Tax and Limit on Golden Parachute Payments.

(a) Contingent Reduction of Parachute Payments. If there is a change in ownership or control of the Company that would cause any payment or distribution by the Company or any of its subsidiaries or any other person or entity to the Executive or for the Executive’s benefit (whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise) (each, a “Payment”, and collectively, the “Payments”) to be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code (the “Code”) (such excise tax, together with any interest or penalties incurred by the Executive with respect to such excise tax, the “Excise Tax”), then the Executive will receive the greatest of the following, whichever gives the Executive the highest net after-tax amount (after taking into account federal, state, local and social security taxes): (1) the Payments or (2) one dollar less than the amount of the Payments that would subject the Executive to the Excise Tax (the “Safe Harbor Amount”). If a reduction in the Payments is necessary so that the Payments equal the Safe Harbor Amount, then the reduction will be determined in a manner which has the least economic cost to the Executive and, to the extent the economic cost is equivalent, will be reduced in the inverse order of when payment would have been made to the Executive, until the reduction is achieved. Any reductions pursuant to this Section shall be made in a manner intended to be consistent with the requirements of Section 409A of the Code and the Department of Treasury Regulations and other interpretive guidance issued thereunder, including without limitation any such regulations or other guidelines that may be issued after the Commencement Date (“Section 409A”).

(b) Determination of the Payments. All determinations required to be made under this Section 17, including whether and when the Safe Harbor Amount is required and the amount of the reduction of the Payments and the assumptions to be utilized in arriving at such determination, shall be made by a certified public accounting firm designated by Company (the “Accounting Firm”) which shall provide detailed supporting calculations both to the Company and the Executive within fifteen (15) business days of the receipt of notice from the Executive that there has been a Payment, or such earlier time as is requested by the Company. All fees and expenses of the Accounting Firm shall be borne solely by the Company. Any determination by the Accounting Firm shall be binding upon the Company and the Executive. The Executive shall cooperate with any reasonable requests by the Company in connection with any contests or disputes with the Internal Revenue Service in connection with the Excise Tax.

(c) Adjustments. As a result of the uncertainty in the application of Section 4999 of the Code at the time of a determination hereunder, it is possible that Payments will be made which should not have been made under clause (a) of this Section 17 (“Overpayment”) or that additional Payments which are not made pursuant to clause (a) of this Section 17 should have been made (“Underpayment”). In the event that there is a final determination by the Internal Revenue Service, or a final determination by a court of competent jurisdiction, that an Overpayment has been made, any such Overpayment shall be treated for all purposes as a loan to the Executive which the Executive shall repay to Company together with interest at the applicable Federal rate provided in Section 7872(f)(2) of the Code. In the event that there is a final determination by the Internal Revenue Service or a court of competent jurisdiction or a change in the provisions of the Code or regulations pursuant to which an Underpayment arises under this Agreement, any such Underpayment shall be promptly paid by Company to or for the benefit of the Executive, together with interest at the applicable Federal rate provided in Section 7872(f)(2) of the Code.

(d) Consultation. The Company shall consult with the Executive in good faith regarding the implementation of the provisions of this Section 17 and the application of Sections 4999 and 409A of the Code; provided, that neither the Company nor any of its subsidiaries, employees or representatives shall have any liability to the Executive with respect thereto.

IN WITNESS WHEREOF, this Agreement has been executed by the Company, by its duly authorized representative, and by Executive, as of the date first above written.

IronNet Cybersecurity,

Inc.

By: /s/ Keith B. Alexander                                         Date: 2/8/19                             Name: Title: Keith B. Alexander CEO

Executive     /s/ Sean Foster

Date:        2/8/19                  Sean Foster